As filed with the Securities and Exchange Commission on August 2, 2002
Registration No. 333-91746

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Networks Associates, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	77-0316593
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3965 Freedom Circle

Santa Clara, California 95054
(408) 988-3832
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George Samenuk

Chairman and Chief Executive Officer
3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq.
Kurt J. Berney, Esq.
Michael J. Kennedy, Esq.
Jack Helfand, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304

     Approximate date of commencement of proposed sale to the public: as promptly as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share	Offering Price(2)	Registration Fee(3)

Common Stock $0.01 par value per share	11,780,886 shares	Not Applicable	$148,439,160	$13,657

(1)	Represents the estimated maximum number of shares of Networks Associates, Inc. common stock issuable upon consummation of the offer and the merger of a subsidiary of Networks Associates, Inc. with McAfee.com Corporation after giving effect to the exchange ratio of 0.90 of a share of Network Associates common stock for each share of Class A common stock of McAfee.com.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, based on the product of (i) $11.34, the average of the high and low sales prices of McAfee.com Class A common stock as reported on the Nasdaq National Market on July 15, 2002, and (ii) 13,089,873, the expected maximum number of shares of McAfee.com Class A common stock to be acquired in the offer and the merger (including exercisable options).

(3)	0.0092% of the Proposed Maximum Aggregate Offering Price. This fee has been previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 5 includes changes made to the Registration Statement on Form S-4 (file no. 333-91746) in response to comments from the staff of the Securities and Exchange Commission.

Information contained in this prospectus supplement may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer is not permitted.

Fifth Prospectus Supplement to

Prospectus dated July 2, 2002

Networks Associates, Inc.

Supplement to Its Offer to Exchange

0.90 of a Share of Common Stock of Networks Associates, Inc.

for

Each Outstanding Share of Class A Common Stock

of

McAfee.com Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, AUGUST 13, 2002, UNLESS EXTENDED.

     This prospectus supplement relates to the offer by Networks Associates, Inc., through its wholly-owned subsidiary, McAfee.com Holdings Corporation, to exchange shares of its common stock for each outstanding share of Class A common stock of McAfee.com Corporation that is validly tendered and not properly withdrawn on or prior to the expiration of the offer, upon the terms and subject to the conditions specified in the prospectus dated July 2, 2002 previously filed with the Securities and Exchange Commission, which we refer to as the “original prospectus.” The original prospectus is supplemented by this fifth supplement and the first, second, third and fourth supplements dated July 16, July 22, July 30, and July 31, 2002.

     The offer is being made directly to McAfee.com stockholders and conditioned on the tender of a sufficient number of shares of McAfee.com Class A common stock such that, after consummation of the offer, Network Associates would own at least 90% of the outstanding shares of McAfee.com common stock. We have the right to waive or reduce the number of McAfee.com shares required to be tendered in the offer. In no event, however, will we exchange McAfee.com shares in the offer if less than a majority of the outstanding McAfee.com shares, excluding shares beneficially owned by Network Associates, are tendered in the offer. Our offer is also subject to other conditions described in the discussion set forth in the original prospectus, as supplemented, under “Conditions of the Offer.”

     If the conditions to the offer are met and the offer is completed, Network Associates will effect a short-form merger of McAfee.com and McAfee.com Holding Corporation, unless it is not lawful to do so. If you have not validly tendered your McAfee.com shares in the offer, your shares will be exchanged in the merger for the same number of shares of Network Associates common stock that you would have received if you had tendered your shares in the offer (unless you perfect appraisal rights under Delaware law). If the offer is completed, no further McAfee.com stockholder or board action is required for us to complete the merger. As a result of the offer and the merger, McAfee.com will become a wholly-owned subsidiary of Network Associates, the former public stockholders of McAfee.com will own shares in Network Associates, and McAfee.com shares will no longer trade publicly.

     This prospectus supplement modifies and supercedes certain information included in the original prospectus, as supplemented. This prospectus supplement should be read in conjunction with the original prospectus, as supplemented, and related letter of transmittal.

     Stockholders who have already tendered their McAfee.com shares pursuant to the offer and who have not withdrawn such shares do not need to take any further action to receive the Network Associates shares if their shares are accepted for exchange pursuant to the offer. Stockholders who wish to tender but have not yet done so, should follow the instructions included in the original prospectus and letter of transmittal previously mailed to them. That letter of transmittal remains effective for the offer as amended by this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved Network Associates common stock to be issued in the offer and the merger or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 2, 2002.

QUESTIONS AND ANSWERS ABOUT THE OFFER

      The section in the prospectus under the heading “Questions and Answers About the Offer” is hereby amended and supplemented as follows:

“Q: What is the economic magnitude of these alleged violations by Network Associates of the intercompany Technology Cross License Agreement and Reseller Agreement?

A: We believe that the amounts involved as a result of any alleged violations by us, if any, are immaterial to both McAfee.com and Network Associates. Our belief is based on our good faith investigation of the nature of the alleged violations, the degree of specificity of any alleged violations, the relevant facts and circumstances and our understanding and interpretation of these intercompany agreements with McAfee.com.”

BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

      The discussion set forth in the prospectus under the heading “Background and Reasons for the Offer and the Merger — JP Morgan Opinion” is hereby amended and replaced in its entirety as follows:

JP Morgan Opinion

      Pursuant to an engagement letter dated March 5, 2002, Network Associates retained JPMorgan to act as its financial advisor, including rendering an opinion to our board of directors as to the fairness to Network Associates, from a financial point of view, of the exchange ratio in the offer made to the stockholders of McAfee.com.

      At the June 30, 2002 meeting of our board of directors, JPMorgan rendered to our board an oral opinion, which was confirmed in writing as of the same date, to the effect that as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the exchange ratio made to the stockholders of McAfee.com in the offer and merger was fair to us, from a financial point of view.

      In connection with the amended offer and increase in the exchange ratio to 0.90 of a share, on July 14, 2002, JPMorgan delivered to George Samenuk, in his capacity as a member of the pricing committee of our board of directors, oral confirmation, which was subsequently confirmed in writing to our board of directors, to the effect that as of that date, the exchange ratio in the offer was fair to us, from a financial point of view. No limitations were imposed by our board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

      THE FULL TEXT OF THE WRITTEN OPINION OF JPMORGAN, DATED JULY 14, 2002, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT 99.9 TO THE REGISTRATION STATEMENT TO WHICH THIS PROSPECTUS IS A PART AND IS INCORPORATED HEREIN BY REFERENCE.

      JPMORGAN’S WRITTEN OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF NETWORK ASSOCIATES, IS DIRECTED ONLY TO THE EXCHANGE RATIO IN THE OFFER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF MCAFEE.COM AS TO WHETHER SUCH STOCKHOLDER SHOULD TENDER ITS MCAFEE.COM SHARES IN THE OFFER.

      THE SUMMARY OF THE OPINION OF JPMORGAN SET FORTH IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS EXHIBIT 99.9 TO THE REGISTRATION STATEMENT TO WHICH THIS PROSPECTUS IS A PART.

      In arriving at its opinion, JPMorgan, among other things:

•	reviewed certain publicly available business and financial information concerning Network Associates and McAfee.com and the industries in which they operate;

•	compared the proposed financial terms of the proposed offer with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Network Associates and McAfee.com with publicly available information concerning certain other companies JPMorgan deemed relevant;

•	reviewed the current and historical market prices of Network Associates’ common stock and McAfee.com’s common stock and certain publicly traded securities of such other companies; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

      In addition, JPMorgan held discussions with certain members of the management of Network Associates with respect to certain aspects of the proposed offer, the past and current business operations of Network Associates, the financial condition and future prospects and operations of Network Associates, the effects of the proposed offer on the financial condition and future prospects of Network Associates, and certain other matters JPMorgan deemed necessary or appropriate to its inquiry.

      JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Network Associates or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to JPMorgan. In relying on financial analyses and forecasts provided to JPMorgan, JPMorgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Network Associates’ management as to the expected future results of operations and financial condition of Network Associates and McAfee.com to which such analyses or forecasts relate. JPMorgan has also assumed that the offer and subsequent merger will qualify as a tax-free reorganization for United States income tax purposes and that the offer and other transactions will be consummated as described in this prospectus. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the offer and merger will be obtained without any adverse effect on Network Associates or McAfee.com or on the contemplated benefits of the transaction.

      The projections described below for Network Associates and McAfee.com were derived from publicly available information (including equity research reports and I/ B/ E/ S estimates) and approved by Network Associates’ management. I/ B/ E/ S is a database, owned and operated by Thomson Financial, which contains estimated and actual earnings, cash flows, dividends, sales and pretax income data for companies in the U.S., Europe, Asia, and emerging markets. Neither Network Associates nor McAfee.com publicly discloses internal management projections of the type used by JPMorgan in connection with JPMorgan’s analysis, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Network Associates or McAfee.com, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

      JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated July 14, 2002, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to Network Associates of the exchange ratio and JPMorgan expressed no opinion as to the underlying decision by Network Associates to engage in the transaction described in this prospectus. JPMorgan expressed no opinion as to the price at which Network Associates’ or McAfee.com’s common stock will trade at any time after the date of such opinion, whether before or after consummation of the transactions described herein.

      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

     Historical Premium Analysis

      JPMorgan reviewed the premium (discount) of the offer exchange ratio of 0.90 of a share of Network Associates common stock for each share of McAfee.com Class A common stock and the implied offer price to the closing prices of McAfee.com. Based on customary investment banking practice for choosing relative dates and periods as a basis for comparison, JPMorgan observed the following:

      Premium (discount) of offer price as of July 11, 2002 to McAfee.com common stock prices as of the following dates, which dates were 1 day, 1 week, 1 month and 3 months prior to the last trading day prior to the initial public announcement of the offer (figures in parenthesis indicate a discount):

				52-week High	52-week Low
June 27, 2002	June 21, 2002	May 28, 2002	March 28, 2002	(January 10, 2002)	(September 24, 2001)

(6.8)%	(8.8)%	(16.8)%	(21.0)%	(68.3)%	29.4%

      Premium (discount) of offer price as of July 11, 2002 to average of McAfee.com common stock prices for the periods indicated below ended June 28, 2002 (figures in parenthesis indicate a discount):

5 Trading Days	20 Trading Days	90 Trading Days

(8.3)%	(9.8)%	(16.7)%

     Historical Exchange Ratio Analysis

      JPMorgan reviewed the closing price of McAfee.com Class A common stock divided by the corresponding closing price of Network Associates common stock over the period beginning with McAfee.com’s initial public offering in December 1999 and ending on June 28, 2002. The following table presents the results of these calculations:

Period	Average Exchange Ratio

Offer	0.900	x
5 Trading Day Average	0.756
20 Trading Day Average	0.757
60 Trading Day Average	0.756
120 Trading Day Average	0.721
1 Year Average	0.938
Average since IPO	1.005

     Selected Public Trading Companies Analysis

      Using publicly available information, JPMorgan compared selected financial data of Network Associates and McAfee.com with similar data for the following selected publicly traded companies engaged in businesses which JPMorgan judged to be relevant to that of Network Associates and McAfee.com:

•	Check Point Software Technologies Ltd.

•	Internet Security Systems, Inc.

•	Netscreen Technologies, Inc.

•	SonicWALL, Inc.

•	Symantec Corporation

•	Trend Micro, Inc.

•	Websense, Inc.

      These companies were selected, among other reasons, because they engage in businesses reasonably comparative to those of Network Associates and McAfee.com. For each selected company, JPMorgan calculated and compared various financial multiples and ratios based on publicly available financial data as of July 11, 2002, information it obtained from Securities and Exchange Commission filings, JPMorgan Equity Research estimates, various other Equity Research Analysts covering each selected company and I/ B/ E/ S estimates.

      The results of this analysis are as summarized as follows:

	Closing		Price/Earnings		Price/Earnings
	Price	Market	Ratio		Ratio
	(7/11/02)	Capitalization	(CY2002E)		(CY2003E)

		(in thousands)
Check Point Software Technologies Ltd.	$13.18	$3,332.5	12.9	x	11.4	x
Internet Security Systems, Inc.	13.10	644.5	26.7		18.5
Netscreen Technologies, Inc.	8.70	691.3	62.1		28.1
SonicWALL, Inc.	4.80	328.8	28.2		15.0
Symantec Corporation	32.86	4,050.4	22.8		20.3
Trend Micro, Inc.	26.85	3,553.4	63.5		47.2
Websense, Inc.	19.95	467.7	40.7		31.7
Network Associates — Street(2)	14.45	2,610.2	28.3		20.1
McAfee.com	11.68	578.9	31.6		24.9

		Firm Value/		Firm Value/
		Revenue Ratio		Revenue Ratio
	Firm Value(1)	(CY2002E)		(CY2003E)

	(in thousands)
Check Point Software Technologies Ltd.	$2,225.8	4.9	x	4.3	x
Internet Security Systems, Inc.	476.0	1.9		1.6
Netscreen Technologies, Inc.	469.1	3.2		2.2
SonicWALL, Inc.	97.4	0.8		0.7
Symantec Corporation	3,279.0	2.7		2.4
Trend Micro, Inc.	3,339.0	10.1		8.4
Websense, Inc.	357.1	5.8		3.8
Network Associates — Street(2)	1,528.8	1.8		1.6
McAfee.com	461.5	5.4		4.1

(1)	Firm value calculated as market capitalization plus debt and minority interest minus cash and cash equivalents.

(2)	Adjusted to reflect dilution from conversion of out-of-money convertible debt and excludes revenue and net income contribution from Network Associates’ proportionate ownership in McAfee.com.

     Selected Comparative Premium Analysis

      Using publicly available information, JPMorgan examined selected transactions between January 1988 and June 2002, with an aggregate transaction value greater than $50 million in which the acquiror was the majority stockholder of the target and attempted to acquire the remaining outstanding publicly traded shares not owned by the acquiror.

      JPMorgan examined the premium paid for these transactions based on the target share price one week prior to announcement of the transaction and the dollar value of the consideration initially offered by the acquiror. Based on its examination, as compared to the 8.8% discount of the offer to share price of McAfee.com Class A common stock one week prior to the offer, JPMorgan determined that:

•	for all selected transactions, the median for the premium of initial offer to the target company stock price one week prior to offer was 20%;

•	for selected stock or stock and cash consideration transactions, the median for the premium of initial offer to the target company stock price one week prior to offer was 18%;

•	for selected transactions in which the publicly traded minority shares had a market cap of $100 million to $500 million, the median for the premium of initial offer to the target company stock price one week prior to offer was 21%; and

•	for selected transactions in which the publicly traded minority shares represented between 21% and 30% of the capital stock of the target, the median for the premium of initial offer to the target company stock price one week prior to offer was 20%.

     Pro Forma Merger Analysis

      JPMorgan prepared pro forma analysis of the financial impact of the transaction using I/ B/ E/ S estimates as well as estimates approved by Network Associates. For each of the years 2002 and 2003, JPMorgan compared the existing earnings per share estimates of Network Associates common stock, to the earnings per share of Network Associates common stock on a pro forma basis. Based on this analysis, the proposed transaction would result in a decrease in the earnings of Network Associates on a per share basis when compared to Network Associates’ existing earnings per share on a pre-transaction basis, in the years 2002 and 2003. Although the analysis showed that the proposed transaction was non-accretive for the periods examined, JPMorgan did not consider any potential synergies relating to the proposed transaction, and this analysis was only one factor considered by JPMorgan for its fairness opinion.

     Discounted Cash Flow Analysis

      JPMorgan performed discounted cash flow analyses for the purpose of determining the fully diluted equity value per share for each share of Network Associates common stock and McAfee.com Class A common stock.

      Network Associates: JPMorgan calculated the unlevered free cash flows that Network Associates is expected to generate during calendar years 2002 through 2006 based upon financial projections derived from equity research reports and I/B/E/S estimates and approved by Network Associates. JPMorgan also calculated a range of terminal values of Network Associates at the end of the projection period ending December 31, 2006 by applying a terminal revenue and unlevered free cash flow growth rate ranging from 3.0% to 5.0% to the estimated unlevered free cash flow of Network Associates in 2007. The unlevered free cash flows and the range of terminal values were then discounted to the present using a range of discount rates from 9% to 14%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Network Associates as well as selected publicly traded comparable companies. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Network Associates’ December, 31, 2001 excess cash and cash equivalents, and total debt outstanding. The discounted cash flow analysis indicated a range of equity values of between $15.00 and $32.00 for each share of Network Associates common stock on a stand-alone basis (i.e., without synergies).

      McAfee.com: JPMorgan calculated the unlevered free cash flows that McAfee.com is expected to generate during calendar years 2002 through 2006 based upon financial projections derived from equity research reports and I/B/E/S estimates and approved by Network Associates. JPMorgan also calculated a range of terminal values of McAfee.com at the end of the projection period ending December 31, 2006 by estimating a range of McAfee.com equity values by applying a terminal Price/ Earnings ratio ranging from 25.0x to 35.0x to the estimated unlevered earnings of McAfee.com in 2007, and adjusting it for McAfee.com’s estimated total debt outstanding and excess cash and cash equivalents on December 31, 2006. The unlevered free cash flows and the range of terminal values were then discounted to the present using a range of discount rates from 12% to 17%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of McAfee.com as well as selected publicly traded comparable companies. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for McAfee.com’s December, 31, 2001 excess cash and cash equivalents, and total debt outstanding. The discounted cash flow analysis indicated a range of equity values of between $16.00 and $25.00 for each share of McAfee.com common stock on a stand-alone basis (i.e., without synergies).

     Contribution Analysis

      JPMorgan reviewed future operating and financial information, including, among other things, equity market value, revenue, earnings before interest and taxes (“EBIT”), and net income for Network Associates, without regard to its ownership of 75% of the outstanding McAfee.com stock, and McAfee.com and the pro forma combined company resulting from the transaction based on financial data provided by the management of Network Associates, estimates approved by Network Associates and I/B/E/S estimates. JPMorgan also analyzed the relative income statement contribution, equity market value contribution and value contribution based on discounted cash flow analysis (“DCF”) of Network Associates, without regard to its ownership of 75% of the outstanding McAfee.com stock, and McAfee.com to the combined company on a pro forma basis. The following table presents the results of this analysis:

McAfee.com’s
Contribution to
Combined Company

CY2002E Revenue	9.0%
CY2002E EBIT	22.5
CY2002E Net Income	16.6
CY2003E Revenue	10.8
CY2003E EBIT	20.2
CY2003E Net Income	15.5
Low of DCF	22.0
High of DCF	17.7
Market Cap. (based on 0.900x offer)	19.8

      In conducting the above analysis, JPMorgan noted that Network Associates currently receives a portion of the benefits of McAfee.com’s contribution to the combined company based on its ownership of 75% of the outstanding McAfee.com stock. The contribution analysis suggested an implied exchange ratio range between 0.36 and 1.05, which helped support JPMorgan’s fairness opinion.

      The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to deliver an opinion to the board of directors of Network Associates with respect to the offer on the basis of such experience and its familiarity with Network Associates.

      Network Associates has agreed to pay JPMorgan a fee for its services rendered in connection with the transaction. In addition, Network Associates has agreed to provide additional compensation to JPMorgan for certain services beyond those presented in the engagement letter dated March 5, 2002, should these services provide additional value to Network Associates, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws and otherwise.

      JPMorgan and its affiliates maintain banking and other business relationships with Network Associates and its affiliates, for which they receive customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Network Associates or McAfee.com for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

      Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for McAfee.com shares and any other required documents should be sent or delivered by each McAfee.com stockholder or his broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below:

The Exchange Agent for the offer is:

EQUISERVE TRUST COMPANY, N.A.

By Mail:	By Facsimile:	By Hand:

PO Box 43014 Providence, RI 02940-3014	781-575-2901 Or 781-575-2232	c/o Securities Transfer and Reporting Services Inc 100 William Street — Galleria New York, NY 10038

Confirm Facsimile by Telephone:

781-575-3120

By Overnight Courier:

150 Royall Street
Canton, MA 02021

      Questions or requests for assistance or additional copies of the original prospectus, any prospectus supplement, the letter of transmittal or other documents related to this offer to exchange may be directed to the information agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the offer.

The Information Agent for the offer is:

D.F. KING & CO., INC.

77 Water Street
New York, New York 10005
Call toll-free: 800-549-6746
Call collect: 212-269-5550 (Bankers and Brokers)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

      The following documents are exhibits to the Registration Statement:

Item 21.     Exhibits

Exhibit
Number	Description of Document

3.1	Second Amended and Restated Certificate of Incorporation of Networks Associates, Inc., as amended December 1, 1997 (incorporated by reference to Exhibit 3.1 to the Registration Statement No. 333-48593 of Registrant on Form S-4, as amended, under the Securities Act of 1933 filed with the Commission on March 25, 1998).
3.2	Amended and Restated Bylaws of Networks Associates, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s quarterly report on Form 10-Q for the period ended June 30, 2001 filed with the Commission on August 6, 2001).
3.3	Certificate of Designation of Series B Participating Preferred Stock of the Registrant (incorporated by reference to the Registrant’s registration statement on Form 8-A filed with the Commission on October 22, 1998).
3.4	Third Amended and Restated Certificate of Incorporation of McAfee.com Corporation (incorporated by reference to Exhibit 3.3 to Registration Statement No. 333-87609 of McAfee.com Corporation on Form S-1, as amended, under the Securities Act of 1933).
3.5	Amended and Restated Bylaws of McAfee.com Corporation (incorporated by reference to Exhibit 3.2 to Registration Statement No. 333-87609 of McAfee.com Corporation on Form S-1, as amended, under the Securities Act of 1933).
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the validity of the Network Associates common stock registered hereunder and as to tax matters.
8.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to tax matters (included in Exhibit 5.1).
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for Networks Associates, Inc.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants for Networks Associates, Inc.
24.1*	Power of Attorney.
99.1*	Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter from Network Associates to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients.
99.5*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6*	Summary Advertisement as published in The Wall Street Journal on July 2, 2002.
99.7*	Request from Networks Associates, Inc. dated July 2, 2002 for stockholder list of McAfee.com.
99.8*	Press release of Network Associates announcing commencement of the offer, dated July 2, 2002.
99.9*	Opinion of JP Morgan Securities, Inc. dated July 14, 2002.
99.10	Change in Control Agreement dated as of July 14, 2000, by and between McAfee.com and Srivats Sampath (incorporated by reference to Exhibit 10.17 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on August 11, 2000).
99.11	Change in Control Agreement dated as of July 14, 2000, by and between McAfee.com and Evan Collins (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on August 11, 2000).

Exhibit
Number	Description of Document

99.12	First Amendment to the Change in Control Agreement dated as of August 1, 2001, between McAfee.com and Srivats Sampath (incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on November 13, 2001).
99.13	First Amendment to the Change in Control Agreement dated as of August 1, 2001, between McAfee.com and Evan Collins (incorporated by reference to Exhibit 10.23 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on November 13, 2001).
99.14	Complaint titled Justin Peyton v. Stephen C. Richards, Srivats Sampath, Richard Schell, George Samenuk, Frank C. Gill, and Network Associates, Inc. (Case No. CV 809111), filed July 1, 2002 in the Superior Court of the State of California, County of Santa Clara (incorporated by reference to exhibit (a)(10) to the Amendment No. 1 to the Schedule TO filed by Network Associates with the Commission on July 5, 2002).
99.15*	Press release issued by Network Associates on July 15, 2002 announcing an increase in the exchange ratio.
99.16	Second Amended Class Action Complaint titled in re: McAfee.com Corporation Shareholders Litigation (Consolidated Case No. 19481-NC), filed in the Chancery Court of the State of Delaware, County of New Castle (incorporated by reference to exhibit (a)(11) to Amendment No. 2 to the Schedule TO filed by Network Associates with the Commission on July 16, 2002).
99.17*	Press release issued by Network Associates on July 31, 2002 announcing extension of the expiration of the offer.

*	Previously filed

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 2nd day of August, 2002.

NETWORKS ASSOCIATES, INC.

By:	/s/STEPHEN C. RICHARDS

Stephen C. Richards
Chief Operating Officer and Chief
Financial Officer

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Title	Date
Signature

/s/ GEORGE SAMENUK* George Samenuk	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 2, 2002

/s/ STEPHEN C. RICHARDS Stephen C. Richards	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer) and Attorney-in-Fact	August 2, 2002

/s/ LESLIE G. DENEND* Leslie G. Denend	Director	August 2, 2002

/s/ ROBERT M. DUTKOWSKY* Robert M. Dutkowsky	Director	August 2, 2002

/s/ ROBERT PANGIA* Robert Pangia	Director	August 2, 2002

/s/ LIANE WILSON* Liane Wilson	Director	August 2, 2002

* /s/ STEPHEN C. RICHARDS Stephen C. Richards, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document

3.1	Second Amended and Restated Certificate of Incorporation of Networks Associates, Inc., as amended December 1, 1997 (incorporated by reference to Exhibit 3.1 to the Registration Statement No. 333-48593 of Registrant on Form S-4, as amended, under the Securities Act of 1933 filed with the Commission on March 25, 1998).
3.2	Amended and Restated Bylaws of Networks Associates, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s quarterly report on Form 10-Q for the period ended June 30, 2001 filed with the Commission on August 6, 2001).
3.3	Certificate of Designation of Series B Participating Preferred Stock of the Registrant (incorporated by reference to the Registrant’s registration statement on Form 8-A filed with the Commission on October 22, 1998).
3.4	Third Amended and Restated Certificate of Incorporation of McAfee.com Corporation (incorporated by reference to Exhibit 3.3 to Registration Statement No. 333-87609 of McAfee.com Corporation on Form S-1, as amended, under the Securities Act of 1933).
3.5	Amended and Restated Bylaws of McAfee.com Corporation (incorporated by reference to Exhibit 3.2 to Registration Statement No. 333-87609 of McAfee.com Corporation on Form S-1, as amended, under the Securities Act of 1933).
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the validity of the Network Associates common stock registered hereunder and as to tax matters.
8.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to tax matters (included in Exhibit 5.1).
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for Networks Associates, Inc.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants for Networks Associates, Inc.
24.1*	Power of Attorney.
99.1*	Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter from Network Associates to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients.
99.5*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6*	Summary Advertisement as published in The Wall Street Journal on July 2, 2002.
99.7*	Request from Networks Associates, Inc. dated July 2, 2002 for stockholder list of McAfee.com.
99.8*	Press release of Network Associates announcing commencement of the offer, dated July 2, 2002.
99.9*	Opinion of JP Morgan Securities, Inc. dated July 14, 2002.
99.10	Change in Control Agreement dated as of July 14, 2000, by and between McAfee.com and Srivats Sampath (incorporated by reference to Exhibit 10.17 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on August 11, 2000).
99.11	Change in Control Agreement dated as of July 14, 2000, by and between McAfee.com and Evan Collins (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on August 11, 2000).
99.12	First Amendment to the Change in Control Agreement dated as of August 1, 2001, between McAfee.com and Srivats Sampath (incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on November 13, 2001).
99.13	First Amendment to the Change in Control Agreement dated as of August 1, 2001, between McAfee.com and Evan Collins (incorporated by reference to Exhibit 10.23 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on November 13, 2001).

Exhibit
Number		Description of Document

99.14		Complaint titled Justin Peyton v. Stephen C. Richards, Srivats Sampath, Richard Schell, George Samenuk, Frank C. Gill, and Network Associates, Inc. (Case No. CV 809111), filed July 1, 2002 in the Superior Court of the State of California, County of Santa Clara (incorporated by reference to exhibit (a)(10) to the Amendment No. 1 to the Schedule TO filed by Network Associates with the Commission on July 5, 2002).
99.15	*	Press release issued by Network Associates on July 15, 2002 announcing an increase in the exchange ratio.
99.16		Second Amended Class Action Complaint titled in re: McAfee.com Corporation Shareholders Litigation (Consolidated Case No. 19481-NC), filed in the Chancery Court of the State of Delaware, County of New Castle (incorporated by reference to exhibit (a)(11) to Amendment No. 2 to the Schedule TO filed by Network Associates with the Commission on July 16, 2002).
99.17	*	Press release issued by Network Associates on July 31, 2002 announcing extension of the expiration of the offer.

*	Previously filed